Exhibit 10.1

EXECUTIVE SEVERANCE AGREEMENT
THIS AGREEMENT made and entered into this ____ day of , 2016 (“Effective Date”) by and between Radian Group Inc., a corporation organized and existing under the laws of the state of Delaware (the “Company”), and _______________________ (the “Executive”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that an agreement providing severance benefits in the event of certain terminations of employment is important for recruiting, motivating and retaining executives in the competitive and consolidating industries in which the Company participates.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:
1.Term. The term of this Agreement (the “Term”) shall begin on the Effective Date and shall end on [December 31, 2017] or, if earlier, the Executive’s Termination Date (as defined below). On [December 31, 2017], and each December 31st thereafter, the Term shall be extended for one (1) additional year unless the Company gives the Executive at least forty-five (45) days prior written notice that the Term will not be extended, or the Executive shall have incurred a Termination of Employment (as defined below) before such date. A notice by the Company not to extend the Term shall not, in and of itself, be considered a Termination of Employment or a Good Reason event (as defined below) for purposes of this Agreement.
2.Definitions. When used in this Agreement, the following terms shall have the specific meanings shown in this Section unless the context of any provision of this Agreement clearly requires otherwise:
(a)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b)“Cause” shall mean (i) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (ii) fraud, dishonesty, theft, or misappropriation of funds in connection with the Executive’s duties with the Company and its subsidiaries, (iii) material violation of the Company’s Code of Conduct or written employment policies , as in effect from time to time, (iv) gross negligence or willful misconduct in the performance of the Executive’s duties with the Company and its subsidiaries, or (v) a breach of any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an Affiliate, in each case as determined in the sole discretion of the Company.
(c)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(d)“Disability” shall mean a long-term disability under the applicable long-term disability plan of the Company.
(e)“Good Reason” shall mean one or more of the following events:
(A)any material diminution by the Company of the authority, duties or responsibilities of the Executive;
(B)any material reduction in the Executive’s base salary, which, for purposes of this Agreement, means a reduction in base salary of ten (10) percent. or more that does not apply generally to all similarly situated officers of the Company;
(C)any material change in the geographic location at which the Executive must perform his duties to the Company, which, for purposes of this Agreement, means the permanent relocation of the Executive’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the Executive is based immediately prior to the change in location; or
(D)any action or inaction that constitutes a material breach by the Company of this Agreement, including without limitation, any failure of the Company to obtain an agreement from any successor of the Company to perform this Agreement in accordance with Section 13 hereof.
(E)Change in reporting relationship to anyone other than the Radian Group: CEO, COO, or President.

The Executive must provide a written Notice of Termination (as defined below) with respect to a termination for Good Reason to the Company within ninety (90) days after the event constituting Good Reason has occurred. The Company shall have a period of thirty (30) days in which it may correct the act, or the failure to act, that gave rise to the Good Reason event as set forth in the Executive’s Notice of Termination. If the Company does not correct the act, or the failure to act, the Executive must terminate employment for Good Reason within thirty (30) days after the end of the cure period, in order for the termination to be considered a Good Reason termination. Notwithstanding the foregoing, in no event will the Executive have Good Reason for termination if an event described in (A) occurs in connective with the Executive’s inability to perform his or her duties on account of illness or short-term or long-term disability.
(f)“Person” shall mean any individual, firm, corporation, partnership or other entity.
(g)“Qualifying Termination” shall mean a Termination of Employment that is either:
(i)initiated by the Company for any reason other than the Executive’s Disability or for Cause; or

(ii)	initiated by the Executive for Good Reason.
(h)“Release” shall mean a release of claims as described in Section 4(b)(vi).
(i)“Termination Date” shall mean the date on which the Executive’s employment with the Company terminates.
(j)“Termination of Employment” shall mean the termination of the Executive’s employment relationship with the Company.
3.Notice of Termination. Any Qualifying Termination shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 14 hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Termination Date. Any Notice of Termination by the Executive with respect to a Good Reason termination must specify a Termination Date that is consistent with the notice and cure provisions of Section 2(e). Any other Notice of Termination by the Executive shall specify a Termination Date not less than thirty (30) days after the date of the Notice of Termination, unless the Company agrees to an earlier Termination Date.
4.Benefits Upon a Qualifying Termination.

(a)If the Executive fails to execute, or revokes, a written Release, upon a Qualifying Termination, the Executive shall receive only any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company. No other payments or benefits shall be due under this Agreement to the Executive.
(b)In the event of the Executive’s Qualifying Termination, if the Executive executes and does not revoke a Release, the Executive shall be entitled to receive the following severance benefits:
(i)The Company shall pay to the Executive an amount in cash equal to one (1) times the Executive’s annual base salary as in effect at the Termination Date. This severance amount will be paid in equal installments in accordance with the Company’s normal payroll practices over the twelve (12) month period following the Termination Date (the “Severance Period”). The first payment will be made on the thirtieth (30th) day following the Termination Date, and the first payment will include the installments for the first thirty (30) days after the Termination Date.
(ii)The Company shall pay to the Executive an amount in cash equal to one(1) times the Executive’s Target Incentive Award under the Radian Group Inc. STI/MTI Incentive Plan for Executive Employees, or any successor plan (“STI/MTI Program”) for the year in which the Termination Date occurs. The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date.
(iii)The Company shall pay to the Executive a prorated Target Incentive Award under the STI/MTI Program for the year in which the Termination Date occurs. The prorated bonus will be an amount in cash equal to the Executive’s Target Incentive Award under the STI/MTI Program for the year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days that the Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365). The payment shall be made in a lump sum payment on the thirtieth (30th) day following the Termination Date. The payment under this Section 4(b)(iii) shall not affect the Executive’s right to any STI Bonus or MTI Bonus amounts that may be payable under the STI/MTI Program in accordance with the terms of the STI/MTI Program.

(iv)For the period beginning on the Termination Date and ending on the earlier of (A) the date on which the Executive first becomes covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (B) the last day of the Severance Period (the “Coverage Period”), the Executive may elect continued health coverage under the Company’s health plan in which the Executive (and the Executive’s spouse and eligible dependents) participated at the Termination Date, as in effect from time to time, provided that the Executive shall be responsible for paying the full monthly cost of such coverage. The monthly cost of such coverage shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time. During the Coverage Period, the Company shall reimburse the Executive for the COBRA Premium that the Executive pays for continued health coverage under the Company’s health plan, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date. Such amounts shall be payable monthly over the Coverage Period and shall commence on the thirtieth (30th) day after the Executive’s Termination Date. The Company shall reimburse the Executive for COBRA Premiums pursuant to this Section 4(b)(iv) only for the portion of the Coverage Period during which the Executive continues coverage under the Company’s health plan. The Executive agrees to promptly notify the Company of the Executive’s coverage under an alternate health arrangement upon becoming covered by such alternative arrangement. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.
(v)The Executive shall be eligible for executive outplacement services, for up to twelve (12) months after the Termination Date, not to exceed a maximum of twenty thousand dollars ($20,000) in cost. The Company will pay the cost of these services directly to the outplacement provider.
(vi)Notwithstanding the foregoing, all payments and benefits described in this Section 4(b) shall be conditioned on the Executive’s executing and not revoking a written release, substantially in the form attached as Exhibit A (the “Release”), of any and all claims against the Company and all related parties (other than claims based upon any entitlements under the terms of this Agreement or accrued benefits under any plans or programs of the Company under which the Executive has accrued and is due a benefit).
(c)Upon any Termination of Employment, the Company shall pay any accrued but unpaid salary through the Termination Date and any benefits accrued and due under any applicable benefit plans and programs of the Company.
5.Enforcement. If the Company fails to perform under this Agreement, the Company shall pay the Executive on demand the amount necessary to reimburse the Executive in full for all expenses (including attorney’s fees and legal expenses) incurred by the Executive in enforcing the obligations of the Company under this Agreement, but only with respect to claims as to which the Executive prevails in material respects.
6.No Mitigation. The Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Except as provided in Section 4(b)(iv), the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.
7.Non-Exclusivity of Rights; Other Severance Plans. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the Executive may qualify; provided, however, that with respect to a Qualifying Termination, the Executive hereby waives the Executive’s right to receive any payments under any severance pay plan or program applicable to other employees of the Company or its Affiliates, and agrees to accept the payments provided in Section 4 hereof, in lieu of any other severance pay plan or program.
8.No Set-Off. Except as provided in Section 9 below, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

9.Restrictive Covenants.
(a)The Executive agrees to comply with the terms of the Restrictive Covenants Agreement dated August 25, 2016 between the Company and the Executive, the non- disparagement covenant in subsection (b) below, and all other written restrictive covenants and agreements with the Company, including restrictive covenants under equity grants, and all confidentiality and other obligations with respect to the Company under the Company’s Code of Conduct and Ethics, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”). The Executive expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. The Executive further acknowledges that in the event that the Executive violates any of the Restrictive Covenants, the Executive shall forfeit any unpaid amounts described in Section 4(b) and shall return to the Company any amounts previously paid under Section 4(b), and the Company shall have no further obligation to the Executive.
(b)The Executive covenants and agrees that the Executive will not willfully or knowingly, in any way, disparage the Company or any of its Affiliates, its principals, shareholders, officers, directors, employees or agents in any way relating to the Company or any of its Affiliates, including, but not limited to, its name, business reputation or business practices. The Company agrees that it will not, and upon the Executive’s termination of employment it will direct its senior executives and directors not to, willfully or knowingly disparage the Executive in any way. Notwithstanding the foregoing, nothing in this Section 9(b) shall prevent any person from (i) responding publicly by a truthful statement to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement, or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, or (y) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.
(c)Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, the Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
10.Taxes. All payments under this Agreement shall be subject to applicable tax withholding.
11.Reduction of Payment Amount.
(a)Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under the Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. The Payments shall be reduced as described in the preceding sentence only if (A) the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to (B) the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which the Executive would be subject with respect to the unreduced Payments). Only amounts payable under this Agreement shall be reduced pursuant to this subsection (a). The “Reduced Amount” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b)All determinations to be made under this Section 11 shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a change in control, which shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the change in control. Any such determination by such firm shall be binding upon the Company and the Executive. All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section shall be borne solely by the Company.
12.Death. In the event the Executive dies after a Qualifying Termination occurs, (a) any payments due to the Executive under this Agreement and not paid prior to the Executive’s death shall be made to the personal representative of the Executive’s estate and (b) the Executive’s spouse and dependents then covered under the health plan described in Section 4(b)(iv) shall be eligible for continued coverage in accordance with Section 4(b)(iv).
13.Successors. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive hereunder shall not be assignable in whole or in part by the Executive or the Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor or successors to its business or assets, jointly and severally.
14.Notice. All notices and other communications required or permitted hereunder or necessary or convenient herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, or by electronic delivery, delivery receipt requested, as follows:

If to the Company, to:
Edward J. Hoffman
1601 Market Street
Philadelphia, PA 19103
Attention: General Counsel and Corporate Secretary
If to the Executive, to:
or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section 14. Any such notice shall be deemed delivered and effective when received in the case of personal or electronic delivery; five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail; or on the next business day in the case of an overnight express courier service.
15.Amendment. This Agreement cannot be changed, modified, extended or terminated except upon written amendment executed by the Executive and the Company.
16.No Employment Rights. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company.
17.Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.
18.Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
19.Remedies Cumulative; No Waiver. No right conferred upon the Executive by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Executive in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, except as provided in Section 2(e) with respect to Good Reason.

20.Entire Agreement. This Agreement is the entire agreement between the Executive and the Company and its Affiliates regarding the subject matter hereof. By entering into this Agreement, the parties agree that any and all prior agreements or understandings with respect to the subject matter hereof are superseded (other than the promotion letter dated August 25, 2016 between the Company and the Executive).
21.Indemnification. As to any matter occurring or arising during the Executive’s employment with the Company or its Affiliates, the Company hereby covenants and agrees to indemnify the Executive and hold him harmless fully, completely, and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, reasonable expenses (including reasonable attorney’s fees), losses and damages resulting from his good faith performance of his duties and obligations as an employee, officer or director of the Company or any of its Affiliates to the extent provided by the bylaws of the Company and its Affiliates; provided, however, that this indemnity shall not apply with respect to any breach by the Executive of the terms of this Agreement.
22.Section 409A.
(a)The Agreement is intended to comply with the requirements of section 409A of the Code or an exemption from section 409A, and shall in all respects be administered in accordance with section 409A. Notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment may only be made upon a section 409A “separation from service.” For purposes of section 409A of the Code, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly designate the calendar year of payment. In no event shall the timing of the Participant’s execution of the Release, directly or indirectly, result in the Participant designating the calendar year of payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.
(b)Notwithstanding anything in the Agreement to the contrary, if required by section 409A of the Code, any amount that is considered “deferred compensation” under this Agreement and that is required to be postponed for a period of six months after separation from service pursuant to section 409A shall be postponed as required by section 409A. The accumulated postponed amount, shall be paid in a lump sum payment within ten (10) days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of his death.
23.Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.
24.Governing Law. The validity, construction, interpretation, and effect of this Agreement shall exclusively be governed by, and determined in accordance with, the applicable laws of the state of Delaware, excluding any conflicts or choice of law rule or principle. This Agreement shall be subject to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time. In addition, the Agreement shall be subject to any required approvals by any governmental or regulatory agencies. Without limiting the foregoing, notwithstanding anything in the Agreement to the contrary, the Agreement shall be subject to all applicable laws, including any laws, regulations, restrictions or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Board reserves the right to modify this Agreement as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time. As a condition of the Agreement, the Executive agrees to any such modifications that may be imposed by the Board, and the Executive agrees to sign such waivers or acknowledgments as the Board may deem necessary or appropriate with respect to such modifications.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

RADIAN GROUP INC.
By:_________________________	Date: , 2016
Print Name:
EXECUTIVE
By:_________________________	Date: , 2016

EXHIBIT A

FORM OF RELEASE

1.In further consideration of compensation and benefits provided to _______________________ (the “Executive”) pursuant to the Agreement between Executive and Radian Group Inc. entered into as of the ___ day of __________, 2016 (the “Agreement”), the Executive hereby agrees, subject to and without waiving any rights identified in Section 9(c) of the Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Radian Group Inc. and its subsidiaries (the “Company”) and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, the Executives and agents, their respective successors and assigns, heirs, executors and administrators, the pension and the Executive benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or the Executives of all such pension and the Executive benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which the Executive ever had, now has, or may have, or which the Executive’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of the Executive’s employment with the Company to and including the date on which the Executive executes this release of claims (“Release”), and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to the Executive’s employment relationship and/or the termination of the Executive’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Executive Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, Florida Civil Rights Act, as amended; Florida AIDS Act; Florida Wage Discrimination Law, as amended; Florida Discrimination against Education Employees; Florida Discrimination Against Military Personnel; Fla. Stat. Ann. § 440.205; Florida Fair Housing Act; Florida False Claims Act, Fla. Stat. Ann. §§ 68.081 et seq.; Florida Whistleblower's Act; Fla. Stat. Ann. §§ 448.109 to 448.110; and Fla. Const. art. X, § 24, Pennsylvania Human Relations Act, Pennsylvania Equal Pay Law, Pennsylvania Pregnancy Guidelines of the Human Relations Commission, including all amendments thereto, and any other federal, state or local statutes or common law under which the Executive can waive the Executive’s rights, any contracts between the Released Parties and the Executive, and all claims for counsel fees and costs.

2.In waiving and releasing any and all claims against the Released Parties, whether or not now known to the Executive, the Executive understands that this means that if the Executive later discovers facts different from or in addition to those facts currently known by the Executive, or believed by the Executive to be true, the waivers and releases of this Release will remain effective in all respects, despite such different or additional facts and the Executive’s later discovery of such facts, even if the Executive would not have agreed to this Release if the Executive had prior knowledge of such facts.

3.Notwithstanding anything in this Release to the contrary, the Executive does not waive (i) any entitlements under the terms of the Agreement, (ii) the Executive’s existing right to receive vested accrued benefits under any plans or programs of the Company under which the Executive has accrued benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to the Executive’s performance of duties as an employee or officer of the Company, (v) any rights or claims that may arise after the date the Executive executes this Release, and (vi) any claim or right the Executive may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

4.Nothing in this Release shall prohibit or restrict the Executive from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, the Executive agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. However, the Executive hereby waives his right to receive any individual monetary relief from the Company or any others covered by the Release resulting from such claims, regardless of whether the Executive or another party has filed them, and in the event the Executive obtains such monetary relief, the Company will be entitled to an offset for the payments made pursuant to Section 4(b) of the Agreement, except where such limitations are prohibited as a matter of law (e.g., under the Sarbanes-Oxley Act of 2002, 18 U.S.C.A. §§ 1514A). Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
5.The Executive hereby acknowledges that:
(a)The Company advises the Executive to consult with an attorney before signing this Release;
(b)The Executive has obtained independent legal advice from an attorney of The Executive’s own choice with respect to this Release or the Executive has knowingly and voluntarily chosen not to do so;
(c)The Executive freely, voluntarily and knowingly entered into this Release after due consideration;
(d)The Executive had 21 days to review and consider this Release;
(e)If the Executive knowingly and voluntarily chooses to do so, the Executive may accept the terms of this Release on or after the termination date but before the 21 day consideration period provided for above has expired;
(f)The Executive is signing this Release on or after the Executive’s termination date;
(g)The Executive has a right to revoke this Release by notifying      at the Company in writing within seven days of the Executive’s execution of this Release. Unless revoked, this Release will become effective on the eighth day following its execution;
(h)Changes to the Company’s offer contained in this Release that are immaterial will not restart the consideration period;
(i)In exchange for the Executive’s waivers, releases and commitments set forth herein, including the Executive’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that the Executive is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which the Executive would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
(j)No promise or inducement has been offered to the Executive, except as expressly set forth herein, and the Executive is not relying upon any such promise or inducement in entering into this Release.

THE EXECUTIVE REPRESENTS THAT THE EXECUTIVE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS RELEASE IS WRITTEN IN A MANNER THAT THE EXECUTIVE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS RELEASE OTHER THAN THOSE CONTAINED HEREIN.

I hereby execute this Release as of      .

Executive